Exhibit 5.2

Attorneys at Law

1180 Avenue of the Americas | 8th Floor

New York, New York 10036

Dial: 212.335.0466

Fax: 917.688.4092

info@foleyshechter.com

www.foleyshechter.com

February 4, 2022

LiveOne, Inc.

269 South Beverly Drive, Suite 1450

Beverly Hills, CA 90212

Re: Registration Statement on Form S-3 (File No. 333-                 )

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 (the “Registration Statement”) of LiveOne, Inc., a Delaware corporation (the “Company”), filed with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus thereto dated February 4, 2022 (the “Prospectus”), in connection with the proposed issuance and sale by the Company, from time to time, of up to $45,000,000 of shares of the Company’s common stock, $0.001 par value per share (the “Shares”), pursuant to that certain Sales Agreement (the “Sales Agreement”) with Needham & Company, LLC, as sales agent under the Registration Statement and the Prospectus.

In connection with this opinion letter, we have examined the Sales Agreement, the Registration Statement, the Prospectus, the base prospectus included in the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Company’s Certificate of Incorporation, as amended, the Company’s Bylaws, as amended, and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy.

In our examination of the foregoing documents, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued against payment therefor as set forth in the Registration Statement and the Prospectus thereto, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Foley Shechter Ablovatskiy LLP